Exhibit 5


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                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                               New York, NY 10019



October 31, 2002

Medallion Financial Corp.
437 Madison Avenue
New York, New York  10022

Ladies and Gentlemen:

We have acted as counsel to Medallion Financial Corp. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about October 31, 2002 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of 1,500,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), which are issuable under the Medallion Financial Corp. Amended and Restated 1996 Stock Option Plan (the "Plan").

As counsel for the Company, we have examined, among other things, such Federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing and provided the aggregate number of shares of Common Stock that would result from the exercise of all outstanding warrants, options and rights to purchase the Common Stock at the time of issuance of options pursuant to the Plan do not exceed the limitations under Section 61(a) of the Investment Company Act of 1940, we hereby inform you that in our opinion the shares of Common Stock to be originally issued in accordance with the terms of the Plan for consideration in excess of $0.01 per share, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Very truly yours,

/s/ Willkie Farr & Gallagher